Exhibit 10.5
DYNEX CAPITAL, INC.

ACTION OF THE BOARD OF DIRECTORS
TAKEN BY UNANIMOUS WRITTEN CONSENT

December 1, 2023

The undersigned, being all of the members of the Board of Directors (the “Board”) of Dynex Capital, Inc. (the “Company”), hereby consent in writing to the adoption of the following resolutions and to the taking of the corporate action set forth therein without a meeting of the members of the Board:

WHEREAS, on October 26, 2022, the Securities and Exchange Commission adopted final clawback rules required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, which directed the stock exchanges, including the New York Stock Exchange (“NYSE”), to establish listing standards requiring listed companies to adopt and comply with a compensation recovery policy for the recoupment of erroneously awarded incentive-based compensation in the event of an accounting restatement (the “Dodd-Frank Clawback Rules”);

WHEREAS, NYSE established listing standards in accordance with the Dodd-Frank Clawback Rules (the “NYSE Clawback Listing Standards”), which took effect on October 2, 2023 (the “Required Effective Date”) and require listed companies to adopt a compliant clawback policy no later than December 1, 2023; and

WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to approve, and the Compensation Committee of the Board (the “Committee”) recommended to the Board that the Board approve: (i) a clawback policy that provides for the mandatory recoupment of erroneously awarded incentive-based compensation in the event of an accounting restatement in accordance with the NYSE Clawback Listing Standards, as set forth in the proposed Dodd-Frank Clawback Policy of the Company, substantially in the form attached hereto as Exhibit A (the “Dodd-Frank Policy”), with such Dodd-Frank Policy to be effective as of the Required Effective Date; and (ii) a clawback policy that provides the Committee with the discretionary authority to recoup incentive compensation in the event that a covered employee has engaged in certain misconduct, as set forth in the proposed Discretionary Clawback Policy of the Company, substantially in the form attached hereto as Exhibit B (the “Discretionary Policy”), with such Discretionary Policy to be effective as of the Required Effective Date.

NOW, THEREFORE, BE IT:

RESOLVED, that the Board hereby approves and adopts the Dodd-Frank Policy substantially in the form attached hereto as Exhibit A and the Discretionary Policy substantially in the form attached hereto as Exhibit B, with each of the Dodd-Frank Policy and the Discretionary Policy to be effective as of the Required Effective Date;

RESOLVED, that the officers and directors of the Company be, and each individually hereby is, authorized and directed for and on behalf of the Company to execute and deliver all documents, certificates and instruments related to the foregoing resolution, to make such further changes, revisions, additions and deletions thereto as they deem proper and advisable, and to take any and all further actions as may be necessary to carry out the purposes of the foregoing resolutions; and

RESOLVED, that all actions previously taken by any officer, director, employee or agent of the Company in connection with or related to the matters set forth in or reasonably contemplated or implied by the foregoing resolutions be, and each of them hereby is, ratified and confirmed in all respects.

[Remainder of page left intentionally blank. Signature page follows.]

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The undersigned have executed this Unanimous Written Consent, effective as of the date first set forth above. This Unanimous Written Consent may be executed in counterpart and transmitted by facsimile and/or email.

/s/ Michael R. Hughes
Michael R. Hughes
Date: December 1, 2024

/s/ Byron L. Boston
Byron L. Boston
Date: December 1, 2024

/s/ Julia L. Coronado, Ph.D.
Julia L. Coronado, Ph.D.
Date: December 1, 2024

/s/ Joy D. Palmer
Joy D. Palmer
Date: December 1, 2024

/s/ Robert A. Salcetti
Robert A. Salcetti
Date: December 1, 2024

/s/ Smriti L. Popenoe
Smriti L. Popenoe
Date: December 1, 2024

/s/ David H. Stevens
David H. Stevens
Date: December 1, 2024

[Signature Page to Unanimous Written Consent of the Board of Directors of Dynex Capital, Inc. ]

Exhibit A

Dodd-Frank Clawback Policy

(See attached)

DYNEX CAPITAL, INC.
DODD-FRANK CLAWBACK POLICY

The following clawback policy (the “Policy”) of Dynex Capital, Inc., a Virginia corporation (the “Company”), requires the recovery of erroneously awarded compensation in order to satisfy the requirements of Section 303A.14 of the New York Stock Exchange Listed Company Manual (the “Listing Standards”) and to satisfy the requirements of Rule 10D-1 (“Rule 10D-1”), as adopted by the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) to implement Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

Section 1.    Definitions. As used in this Policy, the following definitions shall apply:

(a)    “Applicable Period” means the three completed fiscal years prior to the earlier of (i) the date the Company’s Board of Directors, a board committee, or officer(s) authorized to take such action if board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare a Restatement. In addition to the last three completed fiscal years described in the preceding sentence, the Applicable Period includes any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years; provided, however, that a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months would be deemed a completed fiscal year for purposes of the Applicable Period.

(b)    “Committee” means the Compensation Committee of the Board of Directors of the Company.

(c)    “Covered Executive” means all of the Company’s current and former executive officers, as determined by the Committee, in accordance with the Listing Standards and Rule 10D-1 and the definition of executive officer as defined in Rule 10D-1(d) and Section 303A.14(e) of the Listing Standards.

(d)    “Erroneously Awarded Compensation” means the amount of Incentive-Based Compensation received by a Covered Executive that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated financial statements.

(e)    “Financial Reporting Measures” are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measures that are derived wholly or in part from such measures, the Company’s stock price, and total shareholder return in respect of the Company.

(f)    “Incentive-Based Compensation” means all compensation (including cash bonuses or other cash incentive awards (including any deferred element thereof), and vested and unvested equity awards, including options, restricted stock and restricted stock units, performance stock unit awards and performance stock awards) from the Company or a subsidiary of the Company that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. For the avoidance of doubt, Incentive-Based Compensation does not include annual salary, compensation awarded that vests exclusively based on completion of a specified period of service, or compensation awarded based on subjective standards, strategic measures, or operational measures, unless also based on attainment of a Financial Reporting Measure.

(g)    “Restatement” means an accounting restatement of the Company’s financial statements due to material noncompliance with any financial reporting requirement under the federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

Section 2. Recovery Event. If the Company is required to prepare a Restatement, then, as determined by the Committee, the Covered Executive’s unsettled Incentive-Based Compensation will be subject to forfeiture, and the Covered Executive’s settled Incentive-Based Compensation will be subject to recoupment, subject to the following:

(a)    The forfeiture or recoupment of the Incentive-Based Compensation will apply to a recipient of Incentive-Based Compensation if the recipient of the Incentive-Based Compensation was a Covered Executive at any time during the performance period for such Incentive-Based Compensation. This Policy applies to Incentive-Based Compensation received by a Covered Executive after beginning services as a Covered Executive, and any subsequent changes in a Covered Executive’s employment status, including retirement or termination of employment, do not affect the Company’s rights to recover Erroneously Awarded Compensation pursuant to this Policy.

(b)    The amount to be forfeited or recouped will equal the Erroneously Awarded Compensation. The Committee will take actions necessary to recover the Erroneously Awarded Compensation reasonably promptly following a Restatement. Where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the Restatement, the amount must be based on a reasonable estimate of the effect of the Restatement on stock price or total shareholder return upon which the Incentive-Based Compensation was granted, vested, paid or settled. The Company will maintain documentation of the determination of that reasonable estimate and provide such documentation to the New York Stock Exchange. The amount of the Erroneously Awarded Compensation shall not be reduced based on, or otherwise calculated with regard to, any taxes paid by the Covered Executive with respect to such amounts.

(c)    This Policy shall only apply to Incentive-Based Compensations that was received (or would have been settled in the absence of an elective deferral of payment by the individual) during, or in respect of, the Applicable Period and that was received (or would have been settled in the absence of an elective deferral of payment by the individual) during the period while the Company has a class of securities listed on a national securities exchange or a national securities association. For purposes of this Policy, Incentive-Based Compensation shall be deemed to have been received during the fiscal period in which the financial reporting measure specified in the applicable Incentive-Based Compensation is attained, even if such Incentive-Based Compensation is paid or granted after the end of such fiscal period. The Company’s obligation to recover Erroneously Awarded Compensation is not dependent on if or when the restated financial statements are filed.

Section 3. Impracticability. The Company shall recover any Erroneously Awarded Compensation unless the conditions set forth in clauses (a), (b) or (c) of the following sentence are met and such recovery would be impracticable, as determined by the Committee in accordance with Rule 10D-1 and the Listing Standards. No recovery shall be required if:

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(a)    the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered; provided that before concluding that it would be impractical to recover any amount of Erroneously Awarded Compensation based on this clause (a), the Company shall have made a reasonable attempt to recover such Erroneously Awarded Compensation, shall have documented such reasonable attempt(s) and shall provide such documentation to the New York Stock Exchange;

(b)    recovery would violate home country law where that law was adopted prior to November 28, 2022; provided that before concluding that it would be impractical to recover any amount of Erroneously Awarded Compensation based on this clause (b), the Company shall have obtained an opinion of home country counsel, acceptable to the New York Stock Exchange, that recovery would result in such violation, and shall provide such opinion to the New York Stock Exchange; or

(c)    recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company or a subsidiary, to fail to meet the requirements of Section 401(a)(13) or Section 411(a) of the Code.

Section 4. Method of Clawback. The Committee shall determine, in its sole discretion, the method of recovering any Erroneously Awarded Compensation pursuant to this Policy, which may include, without limitation:

(a)    requiring reimbursement of cash Erroneously Awarded Compensation previously paid;

(b)    seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;

(c)    offsetting the recouped amount from any compensation otherwise owed by the Company or any subsidiary to the Covered Executive;

(d)    cancelling outstanding vested or unvested equity awards; and/or

(e)    taking any other remedial and recovery action, as determined by the Committee; provided, however, that any such action pursuant to subsections (a) through (e) shall be subject to applicable law and shall be subject to compliance with Section 409A of the Internal Revenue Code.

In addition to the foregoing, in the event that a Covered Executive fails to promptly repay or reimburse Erroneously Awarded Compensation that is subject to recovery, the Committee may require the Covered Executive to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering Erroneously Awarded Compensation under this Policy.

Section 5.    Suspension of Outstanding Incentive-Based Compensation.

(a)    After a determination by the Committee that a Restatement may have occurred, the Committee may suspend all Incentive-Based Compensation that the Committee determines may be forfeited under this Policy or otherwise subject to offset pursuant to Section 4, in which case and subject to the terms of this Section, Incentive-Based Compensation subject to the suspension: (i) if unvested, will not vest, and (ii) otherwise will not be distributed or permitted to be exercised or otherwise settled. In the event the term of an option award will expire during a period of suspension, the Covered Executive will be permitted to exercise the option before it expires; however settlement of the option award following such exercise will remain suspended and the securities otherwise deliverable upon settlement shall remain subject to forfeiture under the terms of this Policy.

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(b)    Following suspension of Incentive-Based Compensation under subsection (a) of this Section 5, the Committee will determine as promptly as practicable whether the suspended Incentive- Based Compensation is to be forfeited or whether the suspension of the Incentive-Based Compensation is to be ended. For Incentive-Based Compensation that are ultimately not forfeited, the following provisions will apply upon the Committee’s determination to lift the suspension:

(i)    Unvested awards that would not otherwise have vested during the suspension by their original terms will be thereafter subject to vesting under their original terms;

(ii)    Unvested awards that otherwise would have vested during the suspension will vest as soon as practicable and otherwise consistent with their original terms;

(iii)    Cash awards such as annual bonus withheld during the suspension will be immediately payable;

(iv)    In no event will distribution of cash or shares be made to a Covered Executive with respect to Incentive-Based Compensation if, by reason of termination of employment or otherwise, the Covered Executive would have forfeited the Incentive-Based Compensation if the Incentive-Based Compensation had not been suspended; and

(v)    Distribution or settlement of Incentive-Based Compensation will be made no later than the latest date on which such distribution or settlement would be required to avoid additional tax by reason of Section 409A of the Internal Revenue Code; provided, however, that if such distribution or settlement occurs during a period when such Incentive-Based Compensation remains suspended pursuant to this Section 5, then the after-tax proceeds of such distribution or settlement shall be held in escrow until such time as such Incentive-Based Compensation is no longer subject to a suspension or such amounts are determined to have been forfeited by the Committee.

Section 6. Committee Administration and Discretion. The authority to manage the operation and administration of this Policy is vested in the Committee. This authority includes the obligation to determine (i) whether a Restatement has occurred for the purposes of this Policy, Rule 10D-1 and the Listing Standards and (ii) the amount of Erroneously Awarded Compensation. The Committee may retain and rely upon the advice and determinations of legal counsel, accountants and other relevant experts to operate and administer this Policy. Any interpretation of this Policy by the Committee and any decision made by it with respect to this Policy will be final, binding and conclusive on all persons.

Section 7. No Indemnification. The Company shall not indemnify any current or former Covered Executive against the loss of Erroneously Awarded Compensation, and shall not pay, or reimburse any Covered Executives for premiums, for any insurance policy to fund such executive’s potential repayment obligations.

Section 8. Notice. Before the Committee determines to seek recovery pursuant to this Policy, it shall take commercially reasonable steps to provide the Covered Executive with written notice and the opportunity to be heard at a meeting of the Committee or the Board of Directors of the Company (either in person or via telephone), provided that this notice requirement shall not delay the reasonably prompt recovery of any Erroneously Awarded Compensation.

Section 9. Effective Date. This Policy is effective as of October 2, 2023 (the “Effective Date”). The terms of this Policy shall apply to any Incentive-Based Compensation that is received (as

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described in Section 2(c) above) by a Covered Executive on or after the Effective Date, even if such Incentive-Based Compensation was approved, awarded or granted to the Covered Executive prior to the Effective Date. Subject to applicable law, the Committee may effect forfeiture or recoupment under this Policy from any amount of compensation approved, awarded, granted, payable or paid to the Covered Executive prior to, on or after the Effective Date, provided that it is received (as described in Section 2(c) above) by a Covered Executive on or after the Effective Date.

Section 10. Amendment and Interpretation. The Committee may amend this Policy from time to time in its discretion, and shall amend this Policy as it deems necessary, appropriate or advisable to reflect the regulations adopted by the SEC and to comply with any rules or standards adopted by a national securities exchange on which the Company’s securities are then listed. The Committee is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Rule 10D-1 and any applicable rules or standards adopted by the SEC and any national securities exchange on which the Company’s securities are then listed.

Section 11. Other Recoupment Rights. The Committee intends that this Policy will be applied to the fullest extent of the law. The Committee may require that any employment agreement, equity award agreement, or similar agreement entered into, amended or restated on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy and the application of this Policy to any award made prior to the Effective Date. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any other recoupment or recoupment policy, any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

Section 12. Successors. This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

Section 13. Disclosure Obligations. The Company shall file all disclosures with respect to this Policy required by applicable SEC filings and rules.

Section 14. Entire Agreement. To the extent inconsistent with this Policy, this Policy supersedes all prior contracts, agreements and understandings, written or oral, with any Covered Executive. In the event any contract, agreement or understanding with any Covered Executive is inconsistent with the terms of this Policy, the terms of this Policy shall govern.

Section 15. Governing Law. This Policy and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of Section 10D of the Exchange Act and Rule 10D-1 promulgated thereunder, Section 303A.14 of the Listing Standards or other applicable laws or listing standards, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to choice of law principles. If any provision of this Policy shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of this Policy, but this Policy shall be construed and enforced as if the illegal or invalid provision had never been included in this Policy.

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Exhibit B

Discretionary Clawback Policy

(See attached)

DYNEX CAPITAL, INC.

DISCRETIONARY CLAWBACK POLICY

The following discretionary clawback policy (this “Discretionary Policy”) of Dynex Capital, Inc., a Virginia corporation (the “Company”), permits the recoupment of certain compensation in circumstances involving certain misconduct, as determined advisable in the discretion of the Committee.

Section 1. Administration. This Discretionary Policy shall be administered in the sole discretion of the Committee. The Committee shall have the discretion to interpret the Discretionary Policy and make all determinations with respect to this Discretionary Policy, consistent with applicable law and this Discretionary Policy. Without limiting the foregoing, the Board may assume any or all powers and authority of the Committee with respect to administration of this Discretionary Policy, in which case references to the Committee shall be deemed to include the Board, as applicable. Any interpretations and determinations made by the Committee shall be final and binding on all affected individuals.

Section 2. Effective Date; Term. This Discretionary Policy is effective as of October 2, 2023 (the “Effective Date”). Unless earlier terminated by action of the Board, this Discretionary Policy shall terminate upon the occurrence of a Change of Control (as defined in the Company’s 2020 Stock and Incentive Plan) and thereafter the Company shall not have any further right to recoupment under this Discretionary Policy.

Section 3. Definitions. As used in this Discretionary Policy, the following definitions shall apply:

(a)    “Board” means the Board of Directors of the Company.

(b)    “Committee” means the Compensation Committee of the Board, or, in the absence of such committee, a majority of independent directors serving on the Board.

(c)    “Covered Compensation” means all (i) incentive-based cash compensation granted to a Covered Person, including, without limitation, any annual bonuses and other short- and long-term cash incentives, (ii) equity-based compensation, including, without limitation, stock options, restricted stock, restricted stock units and performance share units, and (iii) any proceeds or earnings received in respect of (i) or (ii). For the avoidance of doubt, the foregoing includes any compensation that was previously paid, earned, vested, deferred or paid or payable as a component of severance or termination compensation.

(d)    “Covered Event” means, as determined by the Committee, the date on which a Covered Person has been convicted of, or entered into a plea of guilty or nolo contendere with respect to, any felony.

(e)    “Covered Period” means the fiscal year in which the Committee determines a Covered Event has occurred and the three completed fiscal years immediately preceding such fiscal year.

(f)    “Covered Person” means each employee of the Company or any of its subsidiaries or affiliates who is determined by the Committee to be subject to this Discretionary Policy.

Section 4. Discretionary Recovery on a Covered Event. If a Covered Event occurs with respect to a Covered Person, the Committee may determine whether, and the extent to which, the following forms of Covered Compensation should be recovered from such Covered Person:
(a) Covered Compensation that is outstanding (whether vested or unvested) as of the date of the Committee’s Covered Event determination, and (b) Covered Compensation that is or was granted, received, vested, settled or distributed (including, in the case of stock options or stock appreciation rights, compensation received upon exercise) during the Covered Period.

Section 5. Changes in Status. Subsequent changes in a Covered Person’s employment status or status as a service provider, including retirement or termination of employment, do not affect the Company’s rights to recover Covered Compensation pursuant to this Discretionary Policy.

Section 6. Methods of Recovery. In the event that the Committee determines that this Discretionary Policy should apply, to the extent permitted by applicable law, the Company shall, as determined by the Committee in its sole discretion, take any such actions as it deems necessary or appropriate to recover Covered Compensation that the Committee has determined should be recouped by the Company. The actions may include, without limitation (and as applicable):

(a)    forfeit, reduce or cancel any Covered Compensation (whether vested or unvested) that has not been distributed or otherwise settled;

(b)    seek recovery of any Covered Compensation that was previously paid to the Covered Person;

(c)    seek recovery of any amounts realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based Covered Compensation;

(d)    recoup any amount in respect of Covered Compensation that was contributed or deferred to a plan that takes into account Covered Compensation (excluding tax-qualified savings or retirement plans, but including deferred compensation plans to the extent otherwise permitted by applicable law, including Section 409A of the Internal Revenue Code of 1986, as amended) and any earnings accrued on such Covered Compensation;

(e)    determine whether Covered Compensation should be recouped on a pre-tax or after-tax basis;

(f)    offset, withhold or eliminate any compensation that could be paid or awarded to the Covered Person after the date of determination; and

(g)    take any other remedial and recovery action permitted by law, as determined by the Committee.

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In addition, (x) the Committee may authorize legal action for breach of fiduciary duty or other violation of law and take such other actions to enforce the obligations of the Covered Person to the Company as the Committee deems appropriate or (y) in the event that a Covered Person fails to repay or reimburse erroneously awarded compensation that is subject to recovery, the Committee may require such individual to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering erroneously awarded compensation under this Discretionary Policy.

Section 7. Notice. Before the Company takes action to seek recovery of compensation pursuant to this Discretionary Policy against a Covered Person, the Company shall take commercially reasonable steps to provide such individual with advance written notice of such clawback.

Section 8. No Indemnification. The Company shall not indemnify any current or former Covered Person against the loss of erroneously awarded compensation, and shall not pay or reimburse any such person for premiums incurred or paid for any insurance policy to fund such person’s potential recovery obligations.

Section 9. Amendment. The Board may amend or terminate this Discretionary Policy from time to time in its discretion, subject to any limitations under applicable law.

Section 10.    No Substitution of Rights; Non-Exhaustive Rights.

(a)    Any right of recoupment under this Discretionary Policy is in addition to, and not in lieu of, any other remedies or rights that may be available to the Company pursuant to
(i) the Company’s 2020 Stock and Incentive Plan or any successor plan thereto, the Company’s Annual Cash Incentive Plan or any other incentive plan of the Company or any of its subsidiaries,
(ii) the terms of the Company’s mandatory Dodd-Frank clawback policy or any recoupment policy or provision in any employment agreement, compensation agreement or arrangement, or other agreement, or (iii) any other legal remedies available to the Company under applicable law.

(b)    In addition to recovery of compensation as provided for in this Discretionary Policy, the Company may take any and all other actions as it deems necessary, appropriate and in the Company’s best interest in connection with the Committee determining that this Discretionary Policy should apply, including termination of the employment of, or initiating legal action against, a Covered Person, and nothing in this Discretionary Policy limits the Company’s rights to take any such appropriate actions.

Section 11. Governing Law. This Discretionary Policy and all determinations made and actions taken pursuant hereto shall be governed by and construed in accordance with the laws of the State of Delaware without regard to choice of law principles. If any provision of this Discretionary Policy shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of this Discretionary Policy, but this Discretionary Policy shall be construed and enforced as if the illegal or invalid provision had never been included in this Discretionary Policy.

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